Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Continental Resources, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Continental Resources, Inc. on Form S-8 (File No. 333-145320, effective August 10, 2007), the Registration Statement of Continental Resources, Inc. on Form S-3ASR (File No. 333-168182, effective July 16, 2010), and the Registration Statement of Continental Resources, Inc. on Form S-4 (File No. 333-184030, effective October 10, 2012).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 27, 2013